PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO. 333-92161
                                                             333-95805



                          [PHARMACEUTICAL HOLDRS LOGO]




                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                Share         Primary
                     Name of Company             Ticker        Amounts    Trading Market
         ------------------------------------    ------        -------    --------------
         Abbott Laboratories                      ABT               14         NYSE
         Allergan, Inc.                           AGN                1         NYSE
         Andrx Corporation-Andrx Group            ADRX               2        NASDAQ
         Advanced Medical Optics, Inc.            AVO         0.222222         NYSE
         Biovail Corporation                      BVF                4         NYSE
         Bristol-Myers Squibb Company             BMY               18         NYSE
         Eli Lilly & Company                      LLY               10         NYSE
         Forest Laboratories, Inc.                FRX                4         NYSE
         IVAX Corporation                         IVX            1.875         AMEX
         Johnson & Johnson                        JNJ               26         NYSE
         King Pharmaceuticals, Inc.                KG             4.25         NYSE
         Medco Health Solutions                   MHS           2.6532         NYSE
         Merck & Co., Inc.                        MRK               22         NYSE
         Mylan Laboratories, Inc.(1)              MYL             2.25         NYSE
         Pfizer Inc.                              PFE               58         NYSE
         Schering-Plough Corporation              SGP               14         NYSE
         Valeant Pharmaceuticals(2)               VRX                1         NYSE
         Watson Pharmaceuticals, Inc.             WPI                1         NYSE
         Wyeth                                    WYE               12         NYSE
         Zimmer Holdings, Inc.                    ZMH              1.8         NYSE

         ---------------
         (1) Mylan Laboratories Inc. announced a 3-for-2 stock split on its common stock payable to shareholders of record as of September 30, 2003. As of October 15, 2003 the share amount of Mylan Laboratories Inc. represented by a round lot of 100 Pharmaceutical HOLDRS was 2.25.
         (2) As of November 14, 2003, ICN Pharmaceuticals Inc., an underlying constituent of Pharmaceutical HOLDRS, changed its name to Valeant Pharmaceuticals. As of November 14, 2003, 1 share of Valeant Pharmaceuticals was included in each round-lot of 100 Pharmaceutical HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2003.